SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 28, 2017

ONSTREAM MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-22849	65-0420146
(Commission File Number)	(IRS Employer Identification Number)

   1291 SW 29 Avenue, Pompano Beach, Florida 33069

(Address of executive offices and Zip Code)

(954) 917-6655

(Registrant's Telephone Number, Including Area Code)

_______________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                    Entry into a Material Definitive Agreement

We have received gross proceeds of $1,750,000 for our sale, effective February 28, 2017, of a defined subset of Infinite Conferencing’s (“Infinite”) audio conferencing customers (and the related future business to those customers) (“Third Tranche of Additional Sold Accounts”) to Infinite Conferencing Partners LLC, a Florida limited liability company (“Partners”), which represent historical annual revenues of approximately $2.8 million. This tranche includes accounts to compensate for attrition in the accounts included in the three previously sold tranches listed below.

We previously received proceeds from Partners for similar sales of Infinite customers and the related future business, as follows:

o  approximately $0.8 million for a sale effective June 30, 2016 which represented historical annual revenues of approximately $1.0 million (“Second Tranche of Additional Sold Accounts”),

o  approximately $2.1 million for a sale effective December 16, 2015 which represented historical annual revenues of approximately $2.7 million (“First Tranche of Additional Sold Accounts”),

o  approximately $1.0 million for a sale effective February 28, 2015 which represented historical annual revenues of approximately $1.3 million (“Sold Accounts”).

In connection with the February 28, 2017 sale, Infinite and Partners entered into:

•    an Amended and Restated Management Services Agreement (“Third Amended MSA”) with a term expiring on December 16, 2017, unless and until terminated by mutual consent of the parties or pursuant to certain termination rights. All other terms of the Third Amended MSA were substantially the same as the terms of the Second Amended MSA as disclosed in our report on Form 8-K filed on July 7, 2016 and as included as an exhibit to our September 30, 2015 10-K filed on October 28, 2016.

•    an Amended and Restated Make Whole Agreement (“Third Amended Make Whole Agreement”) which provides that if the combined annual revenues from the Sold Accounts, the First Tranche of Additional Sold Accounts, the Second Tranche of Additional Sold Accounts and the Third Tranche of Additional Sold Accounts (“Combined Revenues”) falls below approximately $5.8 million, Infinite will transfer additional customer accounts to Partners (which will become part of the Sold Accounts) sufficient to bring the Combined Revenues back to approximately $7.2 million per year (or the equivalent in cash flow). All other terms of the Third Amended Make Whole Agreement were substantially the same as the terms of the Second Make Whole Agreement as disclosed in our report on Form 8-K filed on July 7, 2016 and as included as an exhibit to our September 30, 2015 10-K filed on October 28, 2016.

•    an Amended and Restated Membership Interest Option Agreement (“Third Amended Option Agreement”) whereby we have the right through December 16, 2017 to buy 100% ownership (i.e., all of the membership interests) of Partners by payment of the combined purchase price of the Sold Accounts, the First Tranche of Additional Sold Accounts, the Second Tranche of Additional Sold Accounts and the Third Tranche of Additional Sold Accounts plus $100,000 (“Purchase Price”), plus a premium. The premium is a minimum of 5.0% of the Purchase Price and increases by 1.25% of the Purchase Price for each quarter beginning on December 16, 2016, except in the case of the portion of the Purchase Price related to the Third Tranche of Additional Sold Accounts, for which the 1.25% increase commences on the dates one year after the dates such amounts making up the portion of the Purchase Price related to the Third Tranche of Additional Sold Accounts were deposited into escrow by the individual investors. The Third Amended Option Agreement also provides that if we exercise our purchase right under the Third Amended Option Agreement, each Partners member shall receive the guaranteed return for six months, to the extent not already paid. All other terms of the Third Amended Option Agreement were substantially the same as the terms of the Second Amended Option Agreement as disclosed in our report on Form 8-K filed on July 7, 2016 and as included as an exhibit to our September 30, 2015 10-K filed on October 28, 2016.

Our ongoing expenses related to this February 28, 2017 transaction with Partners are not expected to be materially different, as compared to those expenses for our other previous transactions with Partners and as disclosed in our June 30, 2016 Form 10-Q filed on October 28, 2016.

After allowing for the impact of this February 28, 2017 transaction, the six investors considered to be related parties with respect to Onstream Media as of that date owned approximately 27% of Partners’ total equity.

The funds from this February 28, 2017 transaction were utilized by us to make repayments of certain debt and accounts payable as well as for working capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION
By: /s/ Robert E. Tomlinson
March 6, 2017	Robert E. Tomlinson, CFO

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